EXHIBIT 10.2

EXECUTION VERSION

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of January 15, 2019 (the “Effective Date”), is entered into by and among Altria Client Services LLC, a Virginia limited liability company with offices located at 6601 West Broad Street, Richmond, Virginia 23220 (“Licensee”), Lexaria Nicotine LLC, a Delaware limited liability company with a principal office and place of business at 100-740 McCurdy Road, Kelowna, BC V1X 2P7, Canada (“Licensor”), and Lexaria Bioscience Corp., a Nevada corporation with a principal office and place of business at 100-740 McCurdy Road, Kelowna, BC V1X 2P7, Canada (“Trademark Licensor”). Licensor and Trademark Licensor may be referred to herein collectively as the “Licensor Parties,” and Licensee, Licensor, and Trademark Licensor may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is a wholly-owned subsidiary of Trademark Licensor and is engaged in the business of developing materials and products that enhance the beneficial characteristics (such as flavor, bouquet or bioavailability) of Nicotine Molecules (defined below), for the purposes of developing, manufacturing and selling products containing the Nicotine Molecules (the “Business”), and possesses certain intellectual property regarding such products, methods of production and their use.

WHEREAS, Licensee and its Affiliates are leading providers of nicotine containing products.

WHEREAS, pursuant to a Technology License Agreement, made as of October 1, 2018 (the “Parent License Agreement”), Licensor obtained from Trademark Licensor a license, with the right to further sublicense, under the Licensed Technology Owned or Controlled by Trademark Licensor to create, test, manufacture and sell Licensed Products in accordance with the terms and conditions set forth in the Parent License Agreement.

WHEREAS, Trademark Licensor holds certain trademarks relating to the Business.

WHEREAS, a condition to AVI (as defined below) making an investment in Licensor pursuant to an Investment Agreement, dated as of the Effective Date, among AVI, the Licensor Parties and an Affiliate of the Licensor Parties (the “Investment Agreement”) and to the Parties and their Affiliates, as applicable, entering into additional agreements on the Effective Date related to the Investment Agreement, including that certain Warrant and Option Agreement (as defined below), Licensor and Trademark Licensor desire to grant to Licensee, and Licensee desires to obtain from Licensor and Trademark Licensor, a sublicense under the Licensed Technology as is permitted by Section 2.2 of the Parent License Agreement and a license to the Licensed Trademarks, respectively, subject to the terms and conditions of this Agreement and the applicable terms and conditions of the Parent License Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, the Investment Agreement and the other agreements contemplated by the Investment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

Capitalized terms in this Agreement shall have the meanings ascribed to them in the body of this Agreement or as set forth below in this Section 1.

1.1	“Action” means any assessment, audit, complaint, demand, examination, hearing, investigation or inquiry by an Governmental Authority or any action, Claim, suit, litigation, proceeding, arbitration or mediation (whether civil, criminal or administrative and whether formal or informal).

1.2	“Affiliate” means any entity that controls, is controlled by, or is under common control with, a Party to this Agreement. For purposes of this definition, “control” means ownership, directly or indirectly, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) or more of the equity interest or votes in the case of a limited liability company or other type of entity, or any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.3	“Ancillary Product” means an Unlicensed Product that contains a cannabinoid or other bioactive material derived from Cannabis as the Other Active.

1.4	“AVI” means Altria Ventures Inc., a Virginia corporation with offices located at 6601 West Broad Street, Richmond, Virginia 23220 and an Affiliate of Licensee.

1.5	“Claim” means any formal or informal claim, charge, allegation, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

1.6	“Confidential Information” means all know-how, trade secrets, and confidential or proprietary information, however documented and in whatever form, whether in writing, orally, electronically, optically, magnetically, or otherwise, including product specifications, bills of material, purchase orders, data, charts, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, equipment, materials (including materials regarding training, controls, and quality), current and anticipated customer requirements, market studies, business plans, historical, current and projected sales, historical sales and marketing data, capital spending budgets and plans, strategic plans, marketing and advertising plans, publications, customer data, client and customer lists and files, pricing and cost information, price lists and testing data and studies (including verifications and validations, clinical and non-clinical trial data and trial reports, quality system documentation, including lot records and associated non-conformance records, rework and deviation records, service history files, corrective and preventive actions, internal audit reports and other similar information).

1.7	“Governmental Authority” means any transnational, United States or foreign federal, state, municipal or local governmental, legislative, judicial, executive, regulatory or administrative authority, department, court (including any arbitral body or tribunal), agency, branch, board, department, instrumentality, entity, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, whether of the United States or another country.

1.8	“Improvements” means Technology which is an improvement, derivative, or other modification of, or otherwise uses or is made using, Technology Owned or Controlled by Licensor as of the Effective Date.

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1.9	“Intellectual Property Rights” means: all rights in intellectual property of any type throughout the world, including all such rights regarding Technology, including: (i) Patents; (ii) Trademarks (iii) copyrights, whether registered or common law, and registrations and applications for registration thereof; (iv) domain names and social media accounts; (v) rights of publicity and privacy, rights to personal information and moral rights; (vi) shop rights; (vii) inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, software, confidential or proprietary technical, business and other information, including processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto; (viii) all rights to any of the foregoing provided in international treaties and convention rights; (ix) the right and power to assert, defend and recover title to any of the foregoing; (x) all rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing; and (xi) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

1.10	“Law” or “Laws” means any applicable federal, state, local, municipal, foreign, international, multinational or other law, treaty, rule, order, regulation, statute, ordinance, code, decree, directive, decision or other binding requirement of any Governmental Authority of any kind and the rules, regulations and orders promulgated thereunder.

1.11	“Licensed Improvements” means all Improvements conceived, reduced to practice or otherwise acquired by the Licensor after the Effective Date that are either (a) Owned or Controlled by Licensor under the terms of the Parent License Agreement or (b) Owned or Controlled solely or jointly by Licensor pursuant to Section 6.2(b).

1.12	“Licensed Intellectual Property Rights” means all Intellectual Property Rights Owned or Controlled by Licensor regarding Licensed Technology, including the Licensed Patents and the Licensed Trademarks.

1.13	“Licensed Patents” means all Patents in the Territory licensed to Licensor pursuant to the Parent License Agreement, and all other Patents Owned or Controlled by Licensor claiming Technology or otherwise used in the Business, including the Patents listed in Schedule B.

1.14	“Licensed Product” means a product that contains a Nicotine Molecule processed or enhanced with the Licensed Technology, which is not an Unlicensed Product. Licensed Products including products designed to be ingested by humans including lozenges, beverages, foods, candies, syrups, gums, oral sprays and foodstuffs of any kind; as well as topically-administered products including creams, lotions, gels, topical sprays, patches and products designed to be administered through the skin. For the avoidance of doubt, Licensed Products may comprise bioactives and other materials in addition to Nicotine Molecules, provided that such products are not Unlicensed Products.

1.15	“Licensed Technology” means (a) all Technology regarding Nicotine Molecules that is Owned or Controlled by Licensor as of the Effective Date, including such Technology regarding the composition, manufacturing and use of products comprising Nicotine Molecules; and (b) the Licensed Improvements.

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1.16	“Licensed Trademarks” means the Trademarks listed in Schedule A.

1.17	“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Licensor dated January 15, 2019.

1.18	“Net Sales” means with respect to Licensed Products that Licensee or its Affiliates sell pursuant to the license granted in Section 2.1, the invoiced ex-works gross sales value of such Licensed Products to third parties (other than Affiliates of Licensee) in arms’ length transactions by Licensee or its Affiliates, as applicable, after deduction of excise Taxes or sales and use Taxes assessed on such Licensed Products or their sale, normal commissions paid to third parties, volume rebates and allowances paid or accrued during the period, including wholesale and retail allowances and incentives, “off invoice,” cash and other discounts and credits, returns and other credit memos for returned and/or damaged goods and pricing errors, all as calculated in accordance with generally accepted accounting principles in the United States or other applicable jurisdiction.

1.19	“Nicotine Molecule” means nicotine and nicotine-like or related compounds such as nornicotine, lobeline and the like, as well as the free base substance nicotine and all pharmacologically acceptable salts of nicotine, including acid addition salts, and nicotine analogs. “Nicotine” as that term is used herein therefore includes all the foregoing tobacco alkaloids, as well as nicotine salts including nicotine hydrogen tartrate and nicotine bitartrate dihydrate, as well as nicotine hydrochloride, nicotine dihydrochloride, nicotine sulfate, nicotine citrate, nicotine zinc chloride monohydrate, nicotine salicylate, nicotine oil, nicotine complexed with cyclodextrin, polymer resins such as nicotine polacrilex, nicotine resinate, and other nicotine-ion exchange resins, either alone or in combination, as well as nicotine analogs that include (s)-Nicotine, Nornicotine, (S)-Cotinine, B-Nicotyrine, (S)-Nicotene-N’-Oxide, Anabasine, Anatabine, Myosmine, B-Nornicotyrine, 4-(Methylamino)-1-(3-pyridyl)-1-butene (Metanicotine) cis or trans, N’-Methylanabasine, N’Methylanatabine, N’Methylmyosmine, 4-(Methylamino)-1-(3-pyridyl)-1-butanone (Pseudoxynicotine), and 2,3’-Bipyridyl.

1.20	“Order” means any judgment, decision, consent decree, injunction, citation, ruling, writ, order or other determination of or entered by any Governmental Authority that is binding on any Person or its property under applicable Law.

1.21	“Owned or Controlled” (along with the terms “Own or Control” and “Owns or Controls”) means, with respect to Technology or Intellectual Property Rights, the ownership or other possession of a right, title or other interest in such Technology or Intellectual Property Rights by a Person, in whole or in part. It is understood that ownership or possession of such Technology or Intellectual Property Rights includes ownership of legal title in such Technology or Intellectual Property Rights by formal conveyance or operation of Law, and possession of express or implied license or other contractual rights regarding such Intellectual Property Rights that may be conveyed to such Person by assignment or by license or sub-license without breaching the terms of any agreement with any other Person.

1.22	“Patents” means all common law, statutory, treaty, convention rights and other proprietary rights regarding inventions (whether patentable or unpatentable), invention disclosures, mask works, industrial design rights, discoveries, ideas, developments, data, software, confidential or proprietary technical, business and other information, including processes, techniques, methods, formulae, designs, algorithms, prospect lists, customer lists, projections, analyses, and market studies, and all rights therein and thereto, including patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, worldwide.

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1.23	“Person” means an individual, corporation, company, partnership, joint venture, limited liability company, Governmental Authority or other legal entity.

1.24	“Purchase Option” has the meaning given to it in the Warrant and Option Agreement.

1.25	“Rest of World” means everywhere in the world other than the Territory.

1.26	“Royalty Period” means the period during which a Royalty is payable pursuant to Section 4.2.

1.27	“Sub-License” means a licensee issued by Licensee to a Third Party.

1.28	“Tax” or “Taxes” means (i) any and all foreign, United States federal, state, provincial, local, and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including those imposed on, measured by, or computed with respect to income, franchise, profits or gross receipts, alternative or add-on minimum, margin, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, escheat or unclaimed property taxes (or similar), environmental, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), insurance, disability, workers compensation, unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, registrations, net worth, and customs duties, whether disputed or not, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

1.29	“Technology” means (i) the compositions and methods of the Licensed Patents, and (ii) all other know-how, trade secrets, data, confidential and proprietary information, technical information, ideas, inventions, discoveries, designs, drawings, specifications, recipes, formulations, flow charts, software code, plans, improvements, and related information regarding the development, composition, manufacture, use and commercialization of materials, products containing such materials, and methods of making such materials and products, that enhance the characteristics (such as flavor, bouquet or bioavailability) of bioactive materials, including design specifications and drawings, test results and data, product assessments, sales records, e-commerce records, receipts, photographs, purchase orders, bills of lading, order forms, contracts, financial records, regulatory filings and intellectual property records.

1.30	“Territory” means the United States and its territories and possessions.

1.31	“Third Party” means a Person other than Licensee, Licensee’s Affiliates, Licensor and Licensor’s Affiliates.

1.32	“Trademarks” means any word, phrase, symbol, or design that identifies and distinguishes the source of the goods or services of one party from those of others, including all trademarks, service marks, trade names, brand names, logos and corporate names, trade dress, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith.

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1.33	“Unlicensed Product” means a product that contains a bioactive molecule that is not a Nicotine Molecule (an “Other Active”), wherein the Other Active is processed or enhanced with the Technology.

1.34	“Valid Claim” means any claim in a published and unexpired patent application or issued and unexpired patent which is a Licensed Patent (including, for the avoidance of doubt, claims regarding Licensed Improvements) which claim has not been held unenforceable, unpatentable or invalid by a final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been finally abandoned or admitted to be invalid or unenforceable through disclaimer.

1.35	“Warrant and Option Agreement” means that certain Warrant and Option Agreement executed by Licensor and Trademark Licensor in favor of Licensee as of the Effective Date.

2. TECHNOLOGY LICENSE GRANT

2.1	License Grant. Licensor hereby grants to Licensee and its Affiliates a perpetual license to the Licensed Technology under the Licensed Intellectual Property Rights to make, have made, modify, use, commercialize, offer to sell, sell, import, export and distribute Licensed Products in the Territory, including the right to Sub-License pursuant to Section 2.3. Subject to Section 2.2, this license grant is exclusive, including with respect to Licensor, in the Territory and non-exclusive in the Rest of World.

2.2	Obligation to Exercise Warrants and Options. If Licensee does not exercise its (a) First Warrant Tranche following the occurrence of the First Warrant Tranche Trigger prior to the Expiration Time of the First Warrant Tranche or (b) Second Warrant Tranche following the occurrence of the Second Warrant Tranche Trigger prior to the Expiration Time of the Second Warrant Tranche Trigger (such capitalized terms in each of clause (a) and clause (b) having the meanings given to them in the Warrant and Option Agreement, then the license grant for the Territory pursuant to Section 2.1 shall automatically become non-exclusive in the Territory.

2.3	Sublicensing. Licensee and its Affiliates shall have the right to grant Sub-Licenses to Third Parties, including Affiliates of Licensee with respect to the rights licensed to Licensee under Section 2.1, provided that such Sub-License shall refer to this Agreement and shall contain terms and conditions no less restrictive than those in this Agreement with respect to the sublicensed obligations, and be subject to the requirements set forth in Section 4 and the payment of royalties to Licensee, or an Affiliate of Licensee, for the benefit of Licensor, at a rate no less favorable than as set forth in Section 4. Licensee shall notify Licensor of the grant of Sub-Licenses to Third Parties that are not Affiliates of Licensee.

2.4	License Runs with Title. All rights and licenses granted by Licensor herein shall burden and run with title to the Licensed Technology and Licensed Intellectual Property Rights and shall be binding on any successors-in-interest or permitted assigns thereof or any other Person that obtains any interest in any of the Licensed Technology or Licensed Intellectual Property Rights. Licensor shall not assign, sell or otherwise transfer or grant any ownership right in any of the Licensed Technology to any other Person unless such assignee or transferee first agrees to observe all rights and licenses provided by Licensor in this Agreement, and such other Person executes an agreement to be bound by all of the terms and conditions of this Agreement.

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2.5	Use Restrictions. Unless otherwise agreed by the Parties, Licensor and Trademark Licensor shall not use any Licensed Technology or Licensed Intellectual Property Rights to develop or otherwise commercially exploit (including by assignment or licensing of Improvements) any products or services utilizing a Nicotine Molecule (whether or not paired with other bioactives), either alone or with any Third Party in the Territory, so long as the rights granted in Section 2.1 remain exclusive in the Territory.

3. TRADEMARK LICENSE GRANT

3.1	License Grant. Subject to the terms and conditions of this Agreement, Trademark Licensor hereby grants to Licensee and its Affiliates, a perpetual, fully paid-up right and license to use the Licensed Trademarks on and in connection with the commercializing (including developing, marketing, promoting, advertising, offering for sale, selling, importing, exporting and distributing) of Licensed Products. This license grant is exclusive even with respect to Trademark Licensor in the Territory so long as the rights granted in Section 2.1 remain exclusive, and non-exclusive in the Rest of World.

3.2	Quality and Goodwill. Licensee covenants to Trademark Licensor that Licensee’s commercialization (including developing, marketing, promoting, advertising, offering for sale, selling, importing, exporting and distributing) of any Licensed Products sold under and in connection with the Licensed Trademarks shall be of a consistent quality and shall reflect well upon Trademark Licensor and the Licensed Trademarks consistent with the provisions of Section 3.3. The Licensee agrees that the use of Licensed Trademarks shall be in accordance with all applicable laws. Licensee acknowledges the importance to Trademark Licensor and its Affiliates of its reputation and goodwill in the Licensed Products sold under the Licensed Trademarks, and all goodwill generated by use of the Licensed Trademarks by Licensee in the Territory or the Rest of the World shall inure to the benefit of Trademark Licensor during the Term.

3.3	Quality Control. Licensee agrees to use commercially reasonable efforts to comply with reasonable quality control measures provided by Trademark Licensor to Licensee in writing as of the Effective Date and that such quality control measures are necessary to protect the Licensed Trademarks. In particular, the use of the Licensed Trademarks shall be in accordance with the standards of quality, form and nature of the Trademark Guidelines set forth in Schedule A to this Agreement. Upon the written request of the Trademark Licensor, the Licensee shall forward to the Trademark Licensor samples of any instances of the use of the Licensed Trademarks by the Licensee. The Licensee shall permit, on reasonable advance notice, an authorized representative of the Trademark Licensor to inspect the offices and facilities in or from which the use of the Licensed Trademarks takes place in order to permit the Trademark Licensor to verify the use.

4. ROYALTIES

4.1	Royalty Documentation. In consideration of the license grant under Section 2.1 and the other obligations of Licensor under this Agreement, Licensee shall pay Licensor a royalty on a quarterly basis based on an August 31 year end (“Royalty”) equal to [**][1] of Net Sales of Licensed Products that are covered by a Valid Claim of an issued or pending Licensed Patent, which Licensee or its Affiliates sell to Third Parties in the Territory and in the Rest of the World during the Royalty Period set forth in Section 4.2 The Royalty shall be payable quarterly pursuant to Section 4.3.

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1 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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4.2	Royalty Period. The Royalty shall be due and payable (a) for Net Sales of Licensed Products during the period beginning on the Effective Date and ending on the [**][2], and (b) thereafter only with respect to Net Sales of a Licensed Products that are covered by a Valid Claim of an issued Licensed Patent. For the avoidance of doubt, no Royalty shall be due for the sale of any Licensed Products after the expiration of the last Licensed Patent.

4.3	Royalty Reports and Royalty Payments. Within forty-five (45) days after the end of each quarter (ending November 31, February 28, May 31 and August 31) during the Royalty Period, Licensee shall submit to Licensor a written report with respect to the preceding calendar quarter (“Royalty Report”) stating: (a) the Net Sales of Licensed Products that were made using the Licensed Technology and were sold to consumers by Licensee and its Affiliates during such calendar quarter and for which a Royalty is due under Section 4.1; and (b) a calculation of the amounts due to Licensor. Concurrently with providing such Royalty Report, Licensee shall make payments to Licensor in the amounts due in accordance with the Royalty Report.

4.4	Records. As required by Section 4.1 of the Parent License Agreement, Licensee agrees to maintain at its principal place of business, or another place as may be most convenient, separate books of account and records of all Sub-Licenses and Net Sales and all business done in connection with the Licensed Technology and Licensed Products in the Territory. The books of account and records shall be in sufficient detail to enable accurate calculation of the Royalty contained in Royalty Reports and any other payments due to Licensor under this Agreement. Licensee shall preserve the books of account and records for at least six (6) years after the end of the period covered by such books of account and records, which obligation will survive expiration or earlier termination of this Agreement.

4.5	Audit Rights. As provided in by Section 4.2 of the Parent License Agreement upon at least thirty (30) days advance written notice to Licensee, during the Royalty Period, Licensor shall have the right, through an independent, certified accounting firm reasonably acceptable to Licensee, to examine such records and books of account of Licensee as are necessary to verify the accuracy of Royalty and other payments of Licensee under this Agreement. Such right may be exercised only once during any twelve (12)-month period. Such examination may be performed during normal business hours at Licensee’s major place of business or at such other place as may be agreed upon by the Licensor and Licensee. The accounting firm may make abstracts or copies of such books of account solely for its use in performing the examination. Licensor will require, prior to any such examination, such accounting firm to agree in writing that such firm will maintain all information, abstracts, and copies acquired during such examination in strict confidence and will not make any use of such material other than to confirm to Licensor the accuracy of Licensee payments hereunder. If an inspection of Licensee’s records by the accountant of Licensor shows that Licensee has paid more than required under this Agreement, any excess amounts will, at Licensee’s option, be promptly refunded or credited against future Royalties. However, if an inspection of Licensee’s records shows an under-reporting or underpayment by Licensee of any amount to Licensor, by more than five percent (5%) for any twelve (12)-month period, then Licensee will reimburse Licensor for the reasonable cost of the inspection as well as pay to Licensor any amount found due within thirty (30) days of receipt of the results of such inspection.

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2 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

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4.6	Wire Transfer. Each Royalty shall be paid by wire transfer or electronic funds transfer (EFT) to a Licensor account to be designated in writing by Licensor within five (5) business days after the date hereof.

4.7	Payment in U.S. Dollars. Unless otherwise specified, all amounts in this Agreement are specified in, and shall be paid in, United States Dollars (US$).

4.8	Withholding Taxes. Notwithstanding any other provision of this Agreement to the contrary, Licensee will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment, and shall remit such amounts to the Internal Revenue Service or other applicable Governmental Authority Tax as it is required to remit, in each case under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. In the event that any amount is so deducted, withheld and remitted, such amount will be treated for all purposes of this Agreement as having been paid to the applicable recipient.

5. DOCUMENTATION AND TECHNICAL SUPPORT

5.1	Documentation. In connection with the execution of this Agreement, Licensor shall fully disclose the Licensed Technology to Licensee, including copies of all documentation that is necessary or useful for Licensee to exploit the licenses granted pursuant to Sections 2.1 and 3.1 (collectively, “Documentation”). Licensor shall provide such Documentation in the same format (electronic or hard copy) as Licensor keeps such Documentation in the ordinary course of business. Disclosure or provision of such Documentation does not imply nor deliver ownership to the Licensee of any Intellectual Property Rights contained within the Documentation. Licensee shall return or destroy all copies of any Documentation upon termination or expiration of this Agreement, provided that Licensee may retain any copies that Licensee is required to retain (a) by any Law (including stock exchange rule) for the sole purposes of compliance with any such Law and may use such Documentation only as required by any such Law (b) pursuant to Licensee’s bona fide record retention and disaster recovery policies.

5.2	Technical Support. During the Term of this Agreement, upon request by Licensee and for no additional compensation, Licensor will:

(a)	assist Licensee in resolving regulatory issues and problems related to Licensed Technology; and

(b)	provide Licensee with so much technical support as is reasonably necessary in order to exploit the licenses granted pursuant to Sections 2.1 and 3.1, which may include: (i) meetings at which Licensor shall present and explain detailed aspects of Licensed Technology and answer any questions related thereto; (ii) visits by Licensee’s employees and representatives to Licensor’s facilities; (iii) “hands on” manufacturing support by Licensor’s engineers; and (iv) follow-up consultation and troubleshooting by Licensor’s engineers in Licensee’s manufacturing facility.

6. INTELLECTUAL PROPERTY

6.1	Trademark Usage. Licensee may use Licensed Trademarks alone or in conjunction with Licensee’s trademarks so long as such use is in accordance with the Trademark Guidelines set forth in Schedule A. Nothing in this Agreement shall constitute any grant of rights to Licensor with respect to Licensee’s Trademarks or other Intellectual Property Rights. Licensee shall use the Licensed Trademarks only for the purposes of the license granted under Section 3.1.

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6.2	Intellectual Property Ownership.

(a)	For the avoidance of doubt, each Party will continue to Own or Control all Intellectual Property Rights it Owns or Controls as of the Effective Date, or that it creates or acquires after the Effective Date but is outside the scope of this Agreement. In particular, Trademark Licensor shall own Improvements and associated Intellectual Property Rights created or acquired by the Trademark Licensor after the Effective Date, subject to the rights of Licensor in such Improvements and Intellectual Property Rights under the Parent License Agreement and the rights of Licensee in such Improvements (as Licensed Technology) and associated Intellectual Property Rights under this Agreement.

(b)	It is the intention of the Parties to collaborate on research and development as set forth in the Warrant and Option Agreement. The Parties acknowledge and agree that all Improvements conceived, reduced to practice or otherwise acquired by Parties during the Term, including pursuant to work conducted under the Warrant and Option Agreement, and all associated Intellectual Property Rights, will be owned as follows:

(i)	by Licensee, if conceived, reduced to practice or otherwise acquired solely by Licensee;

(ii)	by Licensor, if conceived, reduced to practice or otherwise acquired solely by Licensor; or

(iii)	jointly owned by Licensee and Licensor, if conceived, reduced to practice or otherwise acquired jointly by Licensee and Licensor.

(c)	Licensor shall notify Licensee, in writing, of any Licensed Improvement within sixty (60) days after Licensor develops or otherwise acquires the Licensed Improvement. For the avoidance of doubt, all such Improvements, including Improvements which Licensor owns solely or jointly pursuant to Section 6.2(b), constitute Licensed Improvements that are subject to the terms and conditions of the license granted under Section 2.1. Subject to Section 6.2(f)(i), Licensor may assign or license such Improvements to a Third Party or an Affiliate regarding Unlicensed Products, consistent with the restrictions set forth in Section 2.5.

(d)	Except as pursuant to Sub-Licenses granted to Third Parties or Affiliates under Section 2.3, Licensee shall not assign or license any Improvement or associated Intellectual Property Right which it owns, solely or jointly pursuant to Section 6.2(b) (a “Licensee Improvement”) to any Third Party or an Affiliate without written consent of Licensor, which will not be unreasonably withheld. Licensee shall notify Licensor, in writing, of any Licensee Improvement within sixty (60) days after Licensee develops the Licensee Improvement.

(e)	Subject to Section 6.2(f)(ii), Licensor shall have a limited option (the “Improvement Option”), which may be exercised within six (6) months after receiving notice of the Licensee Improvement pursuant to Section 6.2(d), to purchase or license from Licensee the right to use Licensee Improvements and associated Intellectual Property Rights to develop and commercialize Unlicensed Products, worldwide, under mutually agreeable terms and conditions that the Parties shall negotiate in good faith, consistent with the restrictions set forth in Section 2.5.

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(f)	Licensor understands and acknowledges that the Licensee’s participation in the development of Improvements, by funding or otherwise, including pursuant to work conducted under the Warrant and Option Agreement, is subject to certain obligations of Licensee regarding the research, development, marketing or other commercialization of cannabinoid-containing products and materials, pursuant to an agreement between Licensee or its Affiliates with a Third Party (the “Third Party Partner”) as of the Effective Date, insofar as such Improvements relate to Ancillary Products. Accordingly, the rights and obligations of the Parties pursuant to Sections 6.2(c) and 6.2(e) regarding Improvements and associated Intellectual Property Rights, insofar as such Improvements and associated Intellectual Property Rights relate to the development or commercialization of Ancillary Products (“Ancillary Improvements”), are subject to Licensee’s obligations to the Third Party Partner, which shall be addressed as set forth in clauses (i) and (ii) below. The Parties agree that the Third Party Partner shall be a third party beneficiary for purposes of this Section 6.2(f), is entitled to the rights and benefits thereof and shall have the right to enforce the provisions thereof as if it were a party to this Agreement.

(i)	If Licensor desires to transfer, assign, license or sell to a Third Party all or any portion of an Ancillary Improvement that Licensor owns solely or jointly pursuant to Section 6.2(b) (a “Licensor Ancillary Improvement”), or if Licensor receives an unsolicited bona fide offer from a Third Party to acquire or license a Licensor Ancillary Improvement, which offer the Licensor would like to accept, the Licensor shall first present to the Third Party Partner a written bona fide offer for the Licensor Ancillary Improvement, which shall contain a complete description of the terms of the proposed transfer, assignment, license or sale (a “Notice of Intended Transfer or License”). Licensor shall also concurrently provide Licensee with a copy of such Notice of Intended Transfer or License. The Third Party Partner may, but shall not be obligated to, purchase or license, as applicable, the Licensor Ancillary Improvement subject to the Notice of Intended Transfer or License on the offered terms and conditions or those terms and conditions negotiated by the Licensor and the Licensee. If the Third Party Partner desires to exercise such option, the Third Party Partner must exercise such option in writing within ninety (90) days after receiving the Notice of Intended Transfer or License. If the Third Party Partner’s option expires unexercised, then the Third Party Partner shall be deemed to have rejected such offer. Thereafter, the Licensor may sell or license the Licensor Ancillary Improvement to such Third Party strictly in accordance with the terms of the Notice of Intended Transfer or License and in no event on terms and conditions superior to those offered the Licensee; provided such sale or license is consummated within ninety (90) days after expiration of the unexercised option.

(ii)	The Third Party Partner shall have a right of first negotiation to purchase or license all or any portion of an Ancillary Improvement that Licensee owns solely or jointly pursuant to Section 6.2(b) (a “Licensee Ancillary Improvement”). Accordingly, in the event Licensor exercises an Improvement Option pursuant to Section 6.2(e) to purchase or license rights regarding a Licensee Improvement that is or includes a Licensee Ancillary Improvement, Licensee shall notify Licensor, within three (3) months after the Improvement Option is exercised, whether the Third Party Partner has acquired rights to the Licensee Ancillary Improvement. If rights in the Licensee Ancillary Improvement have been acquired by the Third Party Partner, then such rights shall not be available for purchase or license by Licensor pursuant to Section 6.2(e). If rights in the Licensee Ancillary Improvement have not been acquired by the Third Party Partner, then the Parties shall proceed with negotiations under Section 6.2(e) regarding the purchase or licensing of such rights by Licensor.

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6.3	Patent Markings. Licensee, pursuant to the direction of the Licensor, shall ensure proper patent marking for all uses of the Licensed Technology as may be permitted or required under 35 U.S.C. § 287(a) or other applicable law or regulation, such as by actual or virtual marking of appropriate patent, publication or serial numbers, or other identifying information, on any Licensed Products.

7. INFRINGEMENT

7.1	Notice. Each Party will promptly notify the other in writing if it becomes aware of: (a) any infringement or misappropriation, or suspected or threatened infringement or misappropriation, of the Licensed Technology or Licensed Intellectual Property Rights by any Third Party, or (b) any Claim by any Third Party that commercialization of the Licensed Products or other use of any of the Licensed Technology or Licensed Intellectual Property Rights in accordance with this Agreement, misappropriates or infringes any intellectual property rights of a Third Party.

7.2	Enforcement of Licensed Intellectual Property Rights. If any Party becomes aware of any infringement or threatened infringement of any Licensed Intellectual Property Rights by a Third Party in the Territory, the following provisions shall apply:

(a)	Licensor shall have the option to assume exclusive control of any Claim regarding the infringement or threatened infringement, including the settlement or compromise of any Claim, at Licensor’s cost. All decisions related to the Claim, including whether to bring, defend, maintain or settle the Claim shall be at the exclusive option and expense of Licensor. However, Licensor shall have no right to make any settlement with any Third Party which allows the Third Party to manufacture, use or sell a product in competition with a Licensed Product without the prior written consent of Licensee, which shall not be unreasonably withheld. Licensee will not initiate any such Claim in its own name subject to Section 7.2(b) of this Agreement. Licensee agrees, at Licensor’s request and at Licensor’s expense, to be joined as a Person in any Claim by Licensor to enforce any Licensed Intellectual Property Rights. Licensee shall be responsible for all costs related to legal or other advice provided at Licensee’s direction and for the benefit of Licensee relating to any such Claim. Licensor shall be responsible for travel, accommodation or other expenses related to examination, deposition, expert input or other participation by Licensee, or any assignee or inventor named on a Licensed Patent, in any such Claim, where such participation is at Licensor’s direction and for the benefit of Licensor.

(b)	If Licensor decides not to proceed with a Claim regarding the infringement or threatened infringement pursuant to Section 7.2(a), Licensee, may at its sole expense, advance a Claim to enforce the Licensed Intellectual Property Rights against any Third Party. However, Licensee shall have no right to make any settlement with any Third Party without the prior written consent of Licensor, which shall not be unreasonably withheld. Licensor will provide Licensee with all reasonable assistance that Licensee may reasonably request in connection with such Claim, and agrees, at Licensee’s request and at Licensee’s expense, to be joined as a Person in any Claim by Licensee to enforce any Licensed Intellectual Property Rights. Licensor shall be responsible for all costs related to legal or other advice provided at Licensor’s direction and for the benefit of Licensor, relating to any such Claim. Licensee shall be responsible for travel, accommodation or other expenses related to examination, deposition, expert input or other participation by Licensor, or any inventor or assignee named on a Licensed Patent, in any such Claim, where such participation is at Licensee’s direction and for the benefit of Licensee.

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(c)	All damages or other recoveries obtained from a Third Party pursuant to settlement, judgment or other resolution of a Claim pursuant to Section 7.2 (a) or 7.2(b) shall, after reimbursement of each Parties’ expenses, be divided in a manner reasonably proportionate to each Party’s economic loss due to the infringement.

(d)	Nothing in this Agreement shall require or be deemed to require Licensor to enforce the Licensed Intellectual Property Rights against any Third Party. In no event shall Licensee advance any Claim against Licensor for any losses allegedly resulting from or otherwise connected with any decision by Licensor, including failure to initiate or advance a Claim, and including any settlement of any Claim, or as a result of any action brought by or against Licensee, or as a result of any Licensed Intellectual Property Rights being held invalid or unenforceable.

7.3	Third Party Claims. If any Party becomes aware of any Claim or threatened Claim asserting that the manufacture, use, offering for sale, sale or importation of a Licensed Product by Licensee infringes any intellectual property rights held by a Third Party in the Territory or Rest of World (an “Infringement Claim”), the following provisions shall apply to the defense of any such Claim, including any Claim for invalidity of any intellectual property rights held by the Third Party advanced in response to the Claim (the “Defense”):

(a)	Licensee shall have exclusive control of the Defense, including the settlement or compromise of the Infringement Claim, at Licensee cost. All decisions related to the Defense, including whether to bring, defend, maintain or settle the Infringement Claim shall be at the exclusive option and expense of Licensee. However, Licensee will not make any assertion regarding the invalidity of the intellectual property rights of the Third Party that is the subject of the Infringement Claim which is inherently inconsistent with the validity of a Licensed Patent relevant to the Licensed Product without consulting with Licensor. Licensor shall be responsible for all costs related to legal or other advice provided at Licensor’s direction and for the benefit of Licensor relating to the Defense or the Infringement Claim.

(b)	Nothing in this Agreement shall require or be deemed to require Licensee to defend any Third Party Claim. In no event shall Licensor advance any Claim against Licensee for any losses allegedly resulting from or otherwise connected with any decision by Licensee, including failure to defend or advance the defense of any Claim, and including any settlement of any Claim, or as a result of any action brought by or against Licensor, or as a result of any Licensed Product being held to infringe intellectual property rights of any Third Party.

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8. TERM AND TERMINATION

8.1	Term. This Agreement shall become effective as of the Effective Date and shall remain in effect until terminated as provided herein. The period of time in which this Agreement is effective is the “Term”.

8.2	Termination for Cause. Licensee may terminate this Agreement if Licensor or Trademark Licensor materially breaches any term or condition in this Agreement, and Licensor and Trademark Licensor may terminate this Agreement if Licensee materially breaches any term or condition in this Agreement; provided, however, that the non-breaching Party must give written notice of the breach to the other Parties and allow the breaching Party at least thirty (30) days from the date of the notice to cure the breach. If the breach is capable of being cured but cannot be cured within thirty (30) days, and the breaching Party is diligently pursuing the cure, then the initial thirty (30)-day cure period will be extended for up to an additional thirty (30) days. Additionally, Licensee may terminate this Agreement by providing at least ten (10) days prior written notice if Licensor or Trademark Licensor becomes insolvent, files a voluntary petition in bankruptcy court, makes an assignment for benefit of creditors, is voluntarily or involuntarily adjudicated as bankrupt, or has a receiver appointed for its business, and Licensor and Trademark Licensor may terminate this Agreement by providing at least ten (10) days prior written notice if Licensee suffers such an event.

8.3	Effect of Termination. The following provisions shall survive termination or expiration of this Agreement for the longer of two (2) years or thirty (30) days following the expiration of the statute of limitations applicable to such provision: Section 1 (Definitions), Section 6 (Intellectual Property), Section 7 (Infringement), this Section 8.3 (Effect of Termination), Section 9.2 (Compliance with Laws Covenant), Section 10 (Indemnification), Section 11 (Exclusion of Damages), Section 12 (Further Assurances), Section 13 (Confidentiality), Section 14 (Assignment of Agreement) and Section 15 (General Provisions).

9. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Licensor Parties’ Representations, Warranties and Covenants. Licensor Parties make the following representations, warrantees and covenants to Licensee:

(a)	Licensor Parties are, and have been for the past five (5) years, in compliance in all material respects with all Laws and Orders that are or were applicable to the Licensed Technology, Licensed Intellectual Property Rights, and Licensed Trademarks and the products and services that Licensor Parties market or sell. Licensor Parties have not received any written notice or other written communication from any Governmental Authority regarding any violation of or failure to comply with any such applicable Law. Licensor has not sold or marketed any product or service prohibited by Law or Order.

(b)	Licensor Parties have all necessary right, title and interest to grant the licenses and other rights set forth in this Agreement.

9.2	Compliance with Laws Covenant. Licensee, on the one hand, and the Licensor Parties, on the other hand, covenant to and agree with the other Parties that it and they, respectively, will comply with all applicable Laws in connection with this Agreement and shall bear sole responsibility and liability for such compliance or any non-compliance in respect thereto. Licensor will advise Licensee of any health, safety or environmental risks of which it is aware or later learns in connection with the Licensed Products.

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10. INDEMNIFICATION

10.1	Indemnification by Licensor. The Licensor Parties shall jointly and severally defend, indemnify and hold harmless Licensee and its Affiliates, and their respective shareholders, directors, officers, members, mangers, employees, agents, representatives and assigns (each, a “Licensee Indemnitee Party”), from and against, and agree to defend promptly the Licensee Indemnitee Parties from, and reimburse Licensee Indemnitee Parties for, from and against any and all losses, damages, costs, expenses, Taxes, liabilities, obligations, Actions and Claims of any kind, including reasonable attorneys’ fees and other reasonable legal costs and expenses (each, an “Indemnification Claim”) arising out of or resulting from (a) a breach of any of Licensor’s representations and warranties made in this Agreement, (b) any failure of Licensor to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; or (b) any act or omission of Licensor constituting gross negligence, willful misconduct or fraud.

10.2	Indemnification by Licensee. Licensee shall defend, indemnify and hold harmless the Licensor Parties and their shareholders, directors, officers, members, mangers, employees, agents, representatives and assigns (each, a “Licensor Indemnitee Party”) from and against any and all Indemnification Claims arising out of or resulting from (a) a breach of any of Licensee’s representations and warranties made in this Agreement, (b) any failure of Licensee to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement; (b) any product or regulatory liability arising solely from Licensee’s manufacture, promotion, distribution and sale of the Licensed Products; or (c) any act or omission of Licensee constituting gross negligence, willful misconduct or fraud.

10.3	Notice. As used herein, “Indemnitee Party” means a Licensor Indemnitee Party or a Licensee Indemnitee Party, as the context requires, and “Indemnitor” means the Party providing the indemnification hereunder, as the context requires. If an Indemnitee Party wishes to seek indemnification under this Agreement for an Indemnification Claim, the Indemnitee Party shall promptly provide the Indemnitor with written notice of the Indemnification Claim. The failure of an Indemnitee Party to provide such written notice promptly to the Indemnitor will not relieve the Indemnitor of any indemnification responsibility under this Section 10, except to the extent, if any, that such failure materially prejudices the ability of the Indemnitor to defend such Indemnification Claims.

10.4	Third Party Claims. For a Third Party Indemnification Claim, the Indemnitor shall have the right to control the defense or settlement of such Indemnification Claims with counsel of its own choosing reasonably acceptable to the Indemnitee Party; provided, however, that the Indemnitee Party will be entitled, at the Indemnitee Party’s expense, to participate with its own counsel in such defense and settlement; provided, further, that Licensor shall not have the right to control, but may participate in, and Licensee shall have sole control, including the right to select defense counsel, over the defense or settlement of any claim that relates to Taxes. The Indemnitee Party shall at all times promptly deliver to the Indemnitor such information related to the basis for Third Party Indemnification Claims as the Indemnitor may reasonably request. If the Indemnitor declines to assume the defense of any Third Party Indemnification Claim, and it is later determined by an Governmental Authority of competent jurisdiction that such Third Party Indemnification Claim was eligible for indemnification under this Section 10.4, within thirty (30) days following such determination, the Indemnitor shall reimburse the Indemnitee Party in full for all judgments, costs and expenses, including attorneys’ fees, incurred in connection with such Third Party Indemnification Claim. The Indemnitor shall not, without the prior written consent of the Indemnitee Party, effect any settlement of any pending or threatened Action related to a Third Party Indemnification Claim (a) if such settlement: (i) involves any form of relief other than the payment of money, (ii) involves any finding or admission of any violation of any Law or any of the rights of any Person, or (iii) has any adverse effect on any other Indemnification Claims that have been or may be made against the Indemnitee Party, or (b) if such settlement involves only the payment of money, unless it includes an unconditional release of such Indemnitee Party of all liability on all indemnified Third Party Indemnification Claims that are the subject of such Action.

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10.5	Direct Claims. For an Indemnification Claim by the Indemnitee Party directly against the Indemnitor, the Indemnitor shall have thirty (30) days after its receipt of written notice from the Indemnitee Party to respond in writing to such Indemnification Claim. If the Indemnitor fails to respond within such thirty (30)-day period, the Indemnitor shall be deemed to have rejected its right to dispute such Indemnification Claim. If Indemnitor responds within such thirty (30)-day period and thereafter wishes to dispute the Indemnification Claim, the Parties will resolve their dispute in accordance with Section 15.7. If the Indemnitor does not dispute the Indemnification Claim or, in the case of a dispute, if the Indemnitee Party is determined to have suffered a loss after resolution of the dispute in accordance with Section 15.7, the Indemnitor will promptly pay or cause to be paid to the Indemnitee Party the amount of any valid, undisputed or resolved, as applicable, Indemnification Claim.

11. EXCLUSION OF DAMAGES

EXCEPT FOR (A) A PARTY’S OBLIGATIONS UNDER ARTICLE 7, (B) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 10; AND (C) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD; IN NO EVENT WILL SUCH PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER UNDER ANY LEGAL OR EQUITABLE THEORY, INCLUDING BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY AND OTHERWISE, FOR ANY INDIRECT, EXEMPLARY, SPECIAL, ENHANCED OR PUNITIVE DAMAGES, IN EACH CASE REGARDLESS OF WHETHER THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR SUCH LOSSES OR DAMAGES WERE OTHERWISE FORESEEABLE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12. FURTHER ASSURANCES

Each Party agrees to take such actions, upon request of the other Parties in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

13. CONFIDENTIALITY

13.1	Disclosure of Confidential Information. The Parties contemplate that each Party or its Affiliates (a “Disclosing Party”) may disclose to the other Party or its Affiliates (a “Receiving Party”) Confidential Information during the enforcement of intellectual property rights under Article 7, the course of cooperation under Article 11, and the exercise of other rights and performance of other obligations pursuant to this Agreement. Such Confidential Information shall be received by the Receiving Party subject to the obligations of Section 13.2. The Disclosing Party will use commercially reasonably efforts to mark its Confidential Information that is disclosed to the Receiving Party in writing as “Confidential,” or words with a similar meaning. However, failure to mark information in this way will not affect whether information is Confidential Information under this Agreement. Confidential Information also includes (a) any information the Receiving Party obtains through observation while at the Disclosing Party’s or its Affiliate’s facility, (b) the fact that business discussions have and are taking place among the Parties, (c) the existence of this Agreement and the other agreements and documents contemplated to be delivered hereunder and (d) the nature of the activity under this Agreement and the agreements described in clause (c).

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13.2	Non-Disclosure and Use. Except as provided in Section 13.4 or 13.5, the Receiving Party must hold all Confidential Information in strict confidence, shall not publish or disclose it to any Third Party, and use it only for the purposes of fulfilling its obligations under this Agreement. In particular, a Receiving Party shall not sell, utilize, implement, publish, distribute, file a patent application on, or otherwise use the Disclosing Party’s Confidential Information for any purpose or permit others to use Confidential Information for any purpose, without the Disclosing Party’s prior express written consent. Under no circumstances may the Receiving Party use Confidential Information for purposes of competing with the Disclosing Party or for purposes of interfering with the Disclosing Party’s or its Affiliates’ supply chain, customer or employee relationships. The Receiving Party will be liable to the Disclosing Party for any breach of this Article 13 by any Affiliate of the Receiving Party and by any Person under the Receiving Party’s (or its Affiliate’s) control or responsibility.

13.3	Exceptions. Confidential Information does not include, and a Receiving Party shall have no obligations regarding, information that is: (a) in or enters the public domain through no act or fault of the Receiving Party; (b) known by the Receiving Party prior to disclosure under this Agreement; (c) independently developed by the Receiving Party without use of any of the Disclosing Party’s Confidential Information; or (d) disclosed to or received by the Receiving Party (regardless of whether or not then in the public domain) from a source that was under no legal obligation to treat the information as confidential.

13.4	Disclosure. Unless the Disclosing Party has given its prior written consent, the Receiving Party may only disclose the Confidential Information to its employees, subcontractors and agents who need to know the Confidential Information for the purposes of fulfilling its obligations or obtaining its rights under this Agreement, and who are subject to nondisclosure obligations comparable in scope to this Agreement.

13.5	Forced Disclosure. The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by any applicable Law or Order (including any applicable securities Laws or stock exchange rules or policies) or under a proper discovery request (a “Required Disclosure”). In such case, the Receiving Party may either use reasonable efforts to resist disclosing the Confidential Information by seeking to obtain a protective order or otherwise limit the disclosure, or by giving prompt notice to the Disclosing Party and, if requested by the Disclosing Party, cooperating with the Disclosing Party (at the Disclosing Party’s expense) to obtain a protective order or otherwise limit the disclosure. In addition, if Licensor is required to disclose any of Licensee’s or its Affiliate’s Confidential Information as the result of a Required Disclosure, Licensor must (except as provided below) first provide Licensee: (a) reasonable prior written notice of the disclosure; and (b) a letter from Licensor’s counsel confirming that the Confidential Information is, in fact, required to be disclosed. To the extent a Required Disclosure is required by securities Laws or stock exchange rules or policies applicable to Licensor or its Affiliates, as determined by Licensor, acting reasonably, Licensor must first give prompt written notice to Licensee (and in no event less than two (2) business days prior to the date such Required Disclosure is required to be made) which notice will include a draft of the proposed disclosure and a memorandum or other written analysis from Licensor’s counsel outlining the required scope and content of the Required Disclosure and confirmation that the Required Disclosure is required to be disclosed (such notice, draft Announcement and memorandum or other written analysis, the “Required Disclosure Notice”). Licensee will promptly provide any comments it has to such Announcement and Licensor shall give such comments due consideration. In addition, Licensor will not, and will cause its respective officers, directors, employees and consultants to not, issue or cause the publication or filing of such Required Disclosure that includes disclosures identifying or relating to Licensee or its Affiliates (a “Licensee-Related Announcement”) unless Licensee has provided its prior written consent as to the form, content and timing of such disclosure, such consent not to be unreasonably withheld or delayed.

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13.6	Ownership of Confidential Information. Except as otherwise set forth in this Agreement, as among the Parties, Confidential Information will remain the sole property of the Disclosing Party, and the Disclosing Party retains all ownership rights in its Confidential Information. Except as expressly set forth in this Agreement, nothing in this Agreement grants to the Receiving Party any right or license under any intellectual property rights Owned or Controlled by the Disclosing Party currently or in the future.

13.7	Publicity and Use of Names. Licensor may not (a) advertise or otherwise publicize the existence or terms of this Agreement or any other aspect of its relationship, without Licensee’s prior written approval or (b) use Licensee’s (including its Affiliates) name or trademarks in press releases or in any form of advertising without Licensee’s prior written approval. If a Third Party, including the media, contacts Licensor concerning Licensee or its Affiliates or this Agreement, Licensor must make no comment. Instead, Licensor must refer the Third Party to Licensee and promptly notify Licensee of the contact. Notwithstanding these restrictions it is understood by Licensee that Licensor and Trademark Licensor may be permitted to issue press releases and other materials concerning the progress of the research and development by the Parties (each, an “R&D Release”) to communicate progress by the Parties hereunder for leverage in other business sectors or outside the Territory, provided that such releases comply with the following obligations. If Licensor or Trademark Licensor, as applicable, wants to put out a R&D Release, Licensor or Trademark Licensor must provide Licensee prior written notice (and in no event less than two (2) business days prior to the desired date of such R&D Release), which notice will include a draft of the proposed R&D Release (such notice and draft R&D Release, the “R&D Release Disclosure Notice”). Licensee will promptly provide any comments it has to such R&D Release and Licensor or Trademark Licensor (as applicable) shall give such comments due consideration. In addition, Licensor and Trademark Licensor will not, and will cause their respective officers, directors, employees and consultants to not, issue or cause the publication or filing of such R&D Release that includes (x) disclosures identifying or relating to Licensee or its Affiliates, (y) Confidential Information of Licensee or its Affiliates, or (z) data or other results of the research and development work conducted by the Parties that constitutes trade secret or potentially patentable Technology, unless Licensee has provided its prior written consent as to the form, content and timing of such disclosure, such consent not to be unreasonably withheld or delayed.

14. ASSIGNMENT OF AGREEMENT

14.1	Assignment. This Agreement and the rights, licenses and obligations hereunder may not be assigned, by operation of Law or otherwise, by any Party without the express prior written consent of the other Parties, except as provided in Section 14.2. Any assignment or transfer in violation of this Section 14 shall be null and void. This Agreement is binding on and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

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14.2	Licensee’s Right to Assign. Licensee shall have the right, without consent from Licensor or Trademark Licensor, to assign or otherwise transfer this Agreement in whole or in part to: (a) an Affiliate of Licensee; (b) unless approved by the Class B Member pursuant to the applicable provisions of the LLC Agreement, a Third Party in connection with a merger, consolidation or reorganization involving Licensee, regardless whether Licensee is a surviving entity, or (c) unless approved by the Class B Member pursuant to the applicable provisions of the LLC Agreement, a Third Party in connection with a sale of all or substantially all of Licensee’s business or assets relating to this Agreement.

15. GENERAL PROVISIONS

15.1	Notices. All notices and other communications must be in writing, addressed to the representatives described below and delivered by hand, recognized overnight courier service, registered mail or electronic mail in .pdf format. Notices will be deemed received as follows: (a) if delivered by hand or overnight service, then on the date of delivery, (b) if by registered mail, then on the fifth (5th) calendar day following posting or (c) if by electronic mail, then upon receipt with telephone confirmation thereof by the receiving Party to the sending Party. Any Party may change its designated representatives at any time by notifying the other Parties in writing.

If to either Licensor Party:

Lexaria Bioscience Corp.

100-740 McCurdy Road

Kelowna, BC V1X 2P7

Attention: Chief Executive Officer

Email: info@lexariabioscience.com

With a copy to:

Borden Ladner Gervais LLP

Bay Adelaide Centre, East Tower

22 Adelaide Street West

Toronto, ON M5H 4E3

Attention: Andrew Powers

Email: APowers@blg.com

If to Licensee:

Altria Client Services LLC

6601 West Broad Street

Richmond Virginia 23230

Attention: President

and

Sean M. Beard

Assistant General Counsel

Altria Client Services LLC

6601 West Broad Street

Richmond, Virginia 23230

E-mail: Sean.M.Beard@altria.com

Telephone: (804) 484-8695

with an additional copy to:

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attention: Brian L. Hager

E-mail: bhager@huntonak.com

Telephone: (804) 788-7252

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15.2	Entire Agreement; Amendments. This Agreement, together with all Schedules and other attachments hereto, the Investment Agreement and the Warrant and Option Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior contemporaneous oral or written understandings or agreements among the Parties which relate to the subject matter hereof. No modification or amendment of the Agreement or any of its provisions shall be binding upon any Party unless made in writing and duly executed by authorized representatives of all Parties.

15.3	Non-Waiver; Cumulative Remedies. A Party’s failure to exercise or delay in exercising a right or remedy under this Agreement does not constitute a waiver of the right or remedy or a waiver of other rights or remedies unless the Parties expressly agree in writing. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by Law.

15.4	Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement. On such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.5	Interpretation. The headings and titles in this Agreement are for reference only and do not affect the interpretation of this Agreement. For purposes of this Agreement, the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation.” The Parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

15.6	Relationship of the Parties. Nothing in this Agreement shall be construed to create any joint venture, trust, commercial partnership, or any other partnership relationship for any purpose whatsoever. Each Party agrees and represents that it is an independent contractor and its personnel are not agents or employees of the other Party for Tax purposes or any other purposes whatsoever, and are not entitled to any employee benefits from the other Party. Each Party assumes sole and full responsibility for its acts and each Party and its personnel have no authority to make commitments or enter into contracts on behalf of the other Party.

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15.7	Governing Law; Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of New York. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of any Party’s Intellectual Property Rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Richmond, Virginia, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each Party will bear its own costs in respect of any disputes arising under this Agreement. Each of the Parties to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Eastern District of Virginia and appellate courts thereof or any Virginia State Court sitting in Henrico County, Virginia for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

15.8	Waiver of Jury Trial. ANY CONTROVERSY THAT MIGHT ARISE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. CONSEQUENTLY, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY OF ANY Proceeding a Party brings under or relating to this Agreement or any OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IN THE EVENT OF LITIGATION THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, (B) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE WAIVER, (C) THE PARTY MAKES THE WAIVER KNOWINGLY AND VOLUNTARILY, AND (D) THE PARTY AND EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.8. Any Party may file an original counterpart or a copy of this Agreement with any court as written and conclusive evidence of the consent of each party to the waiver of its right to trial by jury.

15.9	Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail (pdf copies) or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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15.10	Remedies and Relief. Each Party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties hereto for which monetary damages alone could not adequately compensate. Therefore, the Parties hereto unconditionally and irrevocably agree that any non-breaching Party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including seeking specific performance or the rescission of issuances, grants, purchases, sales and other transfers not made in strict compliance with this Agreement). The breaching Party must pay all costs reasonably incurred by the non-breaching Party in pursuing enforcement, including reasonable attorneys’ fees and court costs, but only if the non-breaching Party is successful in the enforcement action.

[Signature Page Follows]

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IN WITNESS WHEREOF, authorized representatives of each of the Parties have executed this Agreement effective as of the Effective Date.

ALTRIA CLIENT SERVICES LLC		LEXARIA NICOTINE LLC

By:	/s/ Richard Jupe	By:	/s/ Chris Bunka
Name:	Richard Jupe	Name:	Chris Bunka
Title:	VP Innovative Product Development	Title:	Chief Executive Officer

LEXARIA BIOSCIENCE CORP.

		By:	/s/ Chris Bunka
		Name:	Chris Bunka
		Title:	Chief Executive Officer

[Signature Page to License Agreement]

Schedule A

Licensed Trademarks & Guidelines

DehydraTECH®

1. The Licensed Trademarks may only be used as it appears depicted above.

2. Where feasible and practicable, the symbols ® or TM or such other symbol as directed by Trademark Licensor in its discretion from time to time must appear beside the Licensed Trademarks on its right shoulder or foot to indicate to the public that the mark is a trademark owned by the Trademark Licensor.

3. Where feasible and practicable, all items bearing the Licensed Trademarks must also contain the following notice or such other similar notice as directed by Trademark Licensor in its discretion from time to time:

Trademark TM and all related marks are trademarks owned by Lexaria Bioscience Corp. and used under license.

4. All other marks, names and designs must be clearly separated and distinguished from the Licensed Trademarks.

5. The Licensed Trademarks must be used in their entirety and in the manner and form as registered or applied for and must not be altered in any way.

6. The Licensed Trademarks may not be used in any meta-tags or hidden text, or as part of an email address, except with the prior written consent of Trademark Licensor.

Schedule B

Licensed Patents

[**]3

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3 [**] – Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.